Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: July 2007

1)	Beginning of the Month Principal Receivables:	$43,290,613,017.15
2)	Beginning of the Month Finance Charge Receivables:	$783,354,145.42
3)	Beginning of the Month AMF Receivables :	$56,309,059.88
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$44,130,276,222.45

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$945,757,736.52
11)	Additional Finance Charge Receivables:	$4,330,596.61
12)	Additional AMF Receivables	$193,923.68
13)	Additional Total Receivables:	$950,282,256.81

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$43,403,193,824.34
16)	End of the Month Finance Charge Receivables:	$809,273,608.16
17)	End of the Month AMF Receivables	$59,479,892.51
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$44,271,947,325.01

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$37,606,561,752.66

22)	End of the Month Seller Percentage	13.36%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: July 2007

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	363,669	$508,133,803.16
	3)	60 - 89 days delinquent	242,294	$364,216,085.99
	4)	90+ days delinquent	449,980	$782,485,005.35

	5)	Total 30+ days delinquent	1,055,943	$1,654,834,894.50

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.74%

7)	Defaulted Accounts during the Month		131,566	$188,092,921.49

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			5.10%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS) MONTHLY PERIOD: July 2007

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$8,802,262,146.47	19.53%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,996,700,844.64	18.08%

	3)	Prior Month Billed Finance Charges and Fees	$588,462,442.65
	4)	Amortized AMF Income	$32,928,648.28
	5)	Interchange Collected	$122,328,199.72
	6)	Recoveries of Charged Off Accounts	$68,949,761.11
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$812,669,051.76	22.05%

Capital One Master Trust (AMF COLLECTIONS)
MONTHLY PERIOD: July 2007

1)	Beginning Unamortized AMF Balance			$179,860,538.48
	2)	+ AMF Slug	$472,092.88
	3)	+ AMF Collections	$25,820,898.35
	4)	- Amortized AMF Income	$32,928,648.28
5)	Ending Unamortized AMF Balance			$173,224,881.43

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes

Additional Total Receivables